Exhibit (a)(1)(H)

ZORAN CORPORATION

NOTICE OF GRANT OF RESTRICTED STOCK UNITS

(For Participants Resident in Israel)

The Participant has been granted an award of Restricted Stock Units (the “Award”) pursuant to the Zoran Corporation 2005 Equity Incentive Plan (the “Plan”), each of which represents the right to receive on the applicable Settlement Date one (1) share of Stock of Zoran Corporation, as follows:

Participant:	Employee ID:

Date of Grant:

Number of Restricted	, subject to adjustment as provided by the Restricted Stock Units Agreement.
Stock Units:

Settlement Date:

For each Restricted Stock Unit, except as otherwise provided by the Restricted Stock Units Agreement, the date on which such unit becomes a Vested Unit in accordance with the vesting schedule set forth below.

Local Law:	The laws, rules and regulations of Israel, of which the Participant is a resident.

Vested Units:

Except as provided in the Restricted Stock Units Agreement and provided that the Participant’s Service has not terminated prior to the relevant date, the number of Vested Units shall cumulatively increase on each respective date set forth below by the number of units set forth opposite such date, as follows:

Vesting Date	No. Units Vesting	Cumulative No. Vested Units

Superseding Agreement:	[None] [Zoran Corporation Executive Retention and Severance Plan]

The terms and conditions of the foregoing Superseding Agreement to which the Participant is a party shall, notwithstanding any provision of the Restricted Stock Units Agreement to the contrary, supersede any inconsistent term or condition set forth in the Restricted Stock Units Agreement to the extent intended by such Superseding Agreement.

Tax Status of Award:

The Award is intended to qualify under and be subject to Section 102 of the Income Tax Ordinance, 1961 (capital gain route), and the Income Tax Regulations (Tax Relief in Allocation of Stock to Employees), 2003, promulgated thereunder and any other applicable regulations (“Section 102”); provided, however, that the Company does not guarantee that the Award so qualifies.

Trustee:

The Restricted Stock Units, shares of Stock issued in settlement of the Award (“Shares”), and any additional rights, including any stock bonus, that shall be distributed to you in connection with the Restricted Stock Units (“Additional Rights”), shall be held subject to the control of the Trustee: S. FRIEDMAN & Co (trust) 1992 Ltd.(the “Trustee”), pursuant to the Trust Agreement between the Company and the Trustee attached herewith and made a part of this Grant Notice (the “Trust Agreement”).

Prevailing Regulations:

The Restricted Stock Units, Shares and any Additional Rights shall be held subject to the control of the Trustee in accordance with the provisions of Section 102, if applicable, the Plan, the Restricted Stock Units Agreement, any Superseding Agreement identified above, any ruling issued by the Income Tax Authority of Israel applicable to the Award, and the Trust Agreement.

Holding Period:

The Restricted Stock Units, Shares and any Additional Rights shall be held subject to the control of the Trustee for a period not shorter than that required by the capital gain route under Section 102 (the “Holding Period”). The Restricted Stock Units, Shares and any Additional Rights shall not be sold or otherwise transferred prior to expiration of the Holding Period.

Restrictions on Transfer:

Except as otherwise permitted by the Trustee, no Restricted Stock Units, Shares or Additional Rights held subject to the control of the Trustee shall be sold, assigned, pledged as collateral, or otherwise transferred other than by last will and testament or pursuant to applicable law. Following any permitted transfer, all conditions of Section 102 applicable to the transferred Restricted Stock Units, Shares or Additional Rights shall apply to the transferee thereof to the same extent they would apply to the Participant.

Additional Agreements of Participant:	The Award is granted to you subject to the Additional Agreements of Participant set forth below.

ADDITIONAL AGREEMENTS OF PARTICIPANT:

All capitalized terms used below which are not otherwise defined in this Grant Notice shall have the meanings assigned to them by the Restricted Stock Units Agreement or the Plan.

I hereby understand, agree and represent as follows:

1.               The Restricted Stock Units, Shares and any Additional Rights shall be held subject to the control of the Trustee under provisions of Section 102 (capital gain route) for a period not shorter than the Holding Period, in accordance with the provisions of the Trust Agreement and any ruling issued by the Income Tax Authority of Israel applicable to the Award.

2.               Upon the termination of my Service with the Company, I shall have no rights with respect to the Restricted Stock Units, Shares and any Additional Rights except as provided by the Restricted Stock Units Agreement and the Plan.

3.               I have read and understand the provisions of Section 102 (capital gain route) and the ruling, dated                    , issued by the Income Tax Authority of Israel applicable to the Award.

4.               I will inform the Trustee at the end of each year whether or not I am a resident of Israel.

5.               Subject to the provisions of Section 102 and unless otherwise permitted by the Trustee, I will not sell or otherwise transfer the Restricted Stock Units, Shares or Additional Rights prior to expiration of the Holding Period.

6.               The qualification of this Award under Section 102 is conditioned upon the receipt of all approvals from the Income Tax Authority of Israel required for such qualification.  In the event that the Company does not receive all approvals from the Income Tax Authority of Israel required for such qualification, I shall bear and pay any and all taxes and other levies and payments applicable to the grant, settlement, sale or other disposition of the Restricted Stock Units, Shares and any Additional Rights.

7.               The Trustee shall not release or sell any Restricted Stock Units, Shares or Additional Rights prior to the full payment of the tax liability arising with respect to the Award (by way of withholding tax or otherwise).

8.               I am not a “Controlling Shareholder” as defined in Section 32(9) of the Income Tax Ordinance, 1961, and shall not be one following the issuance to me of Shares in settlement of the Restricted Stock Units.

9.               I will provide and sign any additional document or declaration required by the Trustee or the Company.

10.         I have read and understand this Grant Notice, the Restricted Stock Units Agreement, the Plan and the Trust Agreement, and I accept the Award subject to all of their terms and conditions.  I have received all the clarifications and explanations I requested, and I understand the obligations I undertake in signing this Grant Notice.

2

By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Participant agree that the Award is governed by this Grant Notice and by the provisions of the Plan, the Restricted Stock Units Agreement and the Trust Agreement, all of which are made a part of this document.  The Participant acknowledges that copies of the Plan, Restricted Stock Units Agreement, the Trust Agreement and the prospectus for the Plan are available on the Company’s internal web site and may be viewed and printed by the Participant for attachment to the Participant’s copy of this Grant Notice.  The Participant represents that the Participant has read and is familiar with the provisions of the Plan, Restricted Stock Units Agreement and the Trust Agreement, and hereby accepts the Award subject to all of their terms and conditions.  The Company hereby encourages that Participant to consult with legal counsel, including tax practitioners, regarding the legal and tax ramifications, consequences and/or implications of the granting, holding, exercise and sale of Restricted Stock Units, Shares and any Additional Rights.

ZORAN CORPORATION		PARTICIPANT

By:
Signature
Its:
Date
Address:	1390 Kifer Road
	Sunnyvale, CA 94086	Address

ATTACHMENTS:                                             2005 Equity Incentive Plan, as amended to the Date of Grant; Restricted Stock Units Agreement, Trust Agreement and Plan Prospectus

3

ZORAN CORPORATION

RESTRICTED STOCK UNITS AGREEMENT

(For Non-U.S. Participants in Option Exchange Program)

Zoran Corporation has granted to the Participant named in the Notice of Grant of Restricted Stock Units (the “Grant Notice”) to which this Restricted Stock Units Agreement (the “Agreement”) is attached an Award consisting of Restricted Stock Units (the “Units”) subject to the terms and conditions set forth in the Grant Notice and this Agreement.  The Award has been granted pursuant to the Zoran Corporation 2005 Equity Incentive Plan (the “Plan”), as amended to the Date of Grant, the provisions of which are incorporated herein by reference.  By signing the Grant Notice, the Participant: (a) acknowledges receipt of and represents that the Participant has read and is familiar with the Grant Notice, this Agreement, the Plan and a prospectus for the Plan in the form most recently registered with the Securities and Exchange Commission (the “Plan Prospectus”), (b) accepts the Award subject to all of the terms and conditions of the Grant Notice, this Agreement and the Plan and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Grant Notice, this Agreement or the Plan.

1.             DEFINITIONS AND CONSTRUCTION.

1.1           Definitions.  Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Grant Notice or the Plan.

1.2           Construction.  Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2.             CERTAIN CONDITIONS OF THE AWARD.

2.1           Compliance with Local Law.  The Participant agrees that the Participant will not acquire shares of Stock pursuant to the Award or transfer, assign, sell or otherwise deal with such shares except in compliance with Local Law.

2.2           Employment Conditions.  In accepting the Award, the Participant acknowledges that:

(a)           Any notice period mandated under Local Law shall not be treated as Service for the purpose of determining the vesting of the Award; and the Participant’s right to receive shares in settlement of the Award after termination of Service, if any, will be measured by the date of termination of the Participant’s active Service and will not be extended by any notice period mandated under Local Law.  Subject to the foregoing and the provisions of the Plan, the Company, in its sole discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.

(b)           The Plan is established voluntarily by the Company.  It is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement.

(c)           The grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if Awards have been granted repeatedly in the past.

(d)           All decisions with respect to future Award grants, if any, will be at the sole discretion of the Company.

(e)           The Participant’s participation in the Plan shall not create a right to further Service with any Participating Company and shall not interfere with the ability of any Participating Company to terminate the Participant’s Service at any time, with or without cause.

(f)            The Participant is voluntarily participating in the Plan.

(g)           The Award is an extraordinary item that does not constitute compensation of any kind for Service of any kind rendered to any Participating Company, and which is outside the scope of the Participant’s employment contract, if any.

(h)           The Award is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

(i)            In the event that the Participant is not an employee of the Company, the Award grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore the Award grant will not be interpreted to form an employment contract with any other Participating Company.

(j)            The future value of the underlying shares is unknown and cannot be predicted with certainty.  If the Participant obtains shares upon settlement of the Award, the value of those shares may increase or decrease.

(k)           No claim or entitlement to compensation or damages arises from termination of the Award or diminution in value of the Award or shares acquired upon settlement of the Award resulting from termination of the Participant’s Service (for any reason whether or not in breach of Local Law) and the Participant irrevocably releases the Company and each other Participating Company from any such claim that may arise.  If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen then, by signing this Agreement, the Participant shall be deemed irrevocably to have waived the Participant’s entitlement to pursue such a claim.

2.3           Data Privacy Consent.

(a)           The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this document by and among the members of the Participating Company Group for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

(b)           The Participant understands that the Participating Company Group holds certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Awards or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).  The Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country.  The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative.  The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any shares acquired upon settlement of the Award.  The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan.  The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative.  The Participant understands, however, that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan.  For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact the Participant’s local human resources representative.

3.             ADMINISTRATION.

All questions of interpretation concerning the Grant Notice and this Agreement shall be determined by the Committee.  All determinations by the Committee shall be final and binding upon all persons having an interest in the Award.  Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, or election.

4.             THE AWARD.

4.1           Grant of Units.  On the Date of Grant, the Participant shall acquire, subject to the provisions of this Agreement, the Number of Restricted Stock Units set forth in the Grant Notice, subject to adjustment as provided in Section 10.  Each Unit represents a right to receive on a date determined in accordance with the Grant Notice and this Agreement one (1) share of Stock.

4.2           No Monetary Payment Required.  The Participant is not required to make any monetary payment (other than applicable tax withholding, if any) as a condition to receiving the Units or shares of Stock issued upon settlement of the Units, the consideration for which shall be past services actually rendered and/or future services to be rendered to a Participating Company or for its benefit.  Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock issued upon settlement of the Units.

5.             VESTING OF UNITS.

The Units shall vest and become Vested Units as provided in the Grant Notice.  For purposes of determining the number of Vested Units following an Ownership Change Event, credited Service shall include all Service with any corporation which is a Participating Company at the time the Service is rendered, whether or not such corporation is a Participating Company both before and after the Ownership Change Event.

6.             COMPANY REACQUISITION RIGHT.

In the event that the Participant’s Service terminates for any reason or no reason, with or without cause, the Participant shall forfeit and the Company shall automatically reacquire all Units which are not, as of the time of such termination, Vested Units, and the Participant shall not be entitled to any payment therefor.

7.             SETTLEMENT OF THE AWARD.

7.1           Issuance of Shares of Stock.  Subject to the provisions of Section 7.3 below, the Company shall issue to the Participant on the Settlement Date with respect to each Vested Unit to be settled on such date one (1) share of Stock.  Shares of Stock issued in settlement of Units shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 7.3, Section 8 or the Company’s Insider Trading Policy.

7.2           Beneficial Ownership of Shares; Certificate Registration.   The Participant hereby authorizes the Company, in its sole discretion, to deposit for the benefit of the Participant with any broker with which the Participant has an account relationship of which the Company has notice any or all shares acquired by the Participant pursuant to the settlement of the Award.  Except as provided by the preceding sentence, a certificate for the shares as to which the Award is settled shall be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.

7.3           Restrictions on Grant of the Award and Issuance of Shares.  The grant of the Award and issuance of shares of Stock upon settlement of the Award shall be subject to compliance with all applicable requirements of United States federal or state law or Local Law with respect to such securities.  No shares of Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws, including Local Law, or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares subject to the Award shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained.  As a condition to the settlement of the Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

7.4           Fractional Shares.  The Company shall not be required to issue fractional shares upon the settlement of the Award.

8.             TAX WITHHOLDING.

8.1           In General.  Regardless of any action taken by the Company or any other Participating Company with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding obligations (the “Tax Obligations”), the Participant acknowledges that the ultimate liability for all Tax Obligations legally due by the Participant is and remains the Participant’s responsibility and that the Company (a) makes no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Award, including the grant, vesting or settlement of the Award, the subsequent sale of shares acquired pursuant to such settlement, or the receipt of any dividends and (b) does not commit to structure the terms of the grant or any other aspect of the Award to reduce or eliminate the Participant’s liability for Tax Obligations.  At the time of settlement of the Award, the Participant shall pay or make adequate arrangements satisfactory to the Company to satisfy all Tax Obligations of the Company and any other Participating Company.  In this regard, at the time the Award is settled, in whole or in part, or at any time thereafter as requested by the Company or any other Participating Company, the Participant hereby authorizes withholding of all applicable Tax Obligations from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for withholding of all applicable Tax Obligations, if any, by each Participating Company which arise in connection with the Award.  Alternatively, or in addition, if permissible under applicable law, including Local Law, the Company or any other Participating Company may (i) sell or arrange for the sale of shares acquired by the Participant to satisfy the Tax Obligations, and/or (ii) withhold in shares, provided that only the amount of shares necessary to satisfy the minimum withholding amount required by applicable law, including Local Law, is withheld.  Finally, the Participant shall pay to the Company or any other Participating Company any amount of the Tax Obligations that any such company may be required to withhold as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described.  The Company shall have no obligation to process the settlement of the Award or to deliver shares until the Tax Obligations as described in this Section have been satisfied by the Participant.

8.2           Assignment of Sale Proceeds; Payment of Tax Withholding by Check.  Subject to compliance with applicable law, including Local Law, and the Company’s Insider Trading Policy, the Participant shall satisfy the Tax Obligations in accordance with procedures established by the Company providing for delivery by the Participant to the Company or a broker approved by the Company of properly executed instructions, in a form approved by the Company, providing for the assignment to the Company of the proceeds of a sale with respect to some or all of the shares being acquired upon settlement of Units.  Notwithstanding the foregoing, the Participant may elect to pay by check the amount of the Tax Obligations arising on any vesting date by delivering written notice of such election to the Company on a form specified by the Company for this purpose at least thirty (30) days (or such other period established by the Company) prior to such vesting date.  By making such election, the Participant agrees to deliver a check for the full amount of the Tax Obligations arising on such vesting date to the applicable Participating Company on or before the third business day following such vesting date.  If the Participant elects to pay the Tax Obligations by check but fails to make such payment as required by the preceding sentence, the Company is hereby authorized at its discretion, to satisfy the Tax Obligations through any other means authorized by this Section 8, including by effecting a sale of some or all of the shares being acquired upon settlement of Units, withholding from payroll and any other amounts payable to the Participant or by withholding shares in accordance with Section 8.3.

8.3           Withholding in Shares.  The Company may, in its discretion, permit or require the Participant to satisfy all or any portion of the Tax Obligations by deducting from the shares of Stock otherwise deliverable to the Participant in settlement of the Award a number of whole shares having a fair market value, as determined by the Company as of the date on which the Tax Obligations arise, not in excess of the amount of such Tax Obligations determined by the applicable minimum statutory withholding rates.  Any adverse consequences to the Participant resulting from the procedure permitted under this Section, including, without limitation, tax consequences, shall be the sole responsibility of the Participant.

9.             EFFECT OF CHANGE IN CONTROL ON AWARD.

In the event of a Change in Control, the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of the Participant, either assume or continue the Company’s rights and obligations with respect to outstanding Units or substitute for outstanding Units substantially equivalent rights with respect to the Acquiror’s stock.  For purposes of this Section, a Unit shall be deemed assumed if, following the Change in Control, the Unit confers the right to receive, subject to the terms and conditions of the Plan and this Agreement, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled; provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon settlement of the Unit to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Stock pursuant to the Change in Control.  In the event the Acquiror elects not to assume, continue or substitute for the outstanding Units in connection with a Change in Control, the Award, to the extent of any Units which are then unvested, shall terminate and cease to be outstanding effective as of the time of the Change in Control.  Notwithstanding the foregoing, the Committee may, in its discretion, determine that upon a Change in Control, each Vested Unit (and each unvested Unit if so determined by the Committee) outstanding immediately prior to the Change in Control shall be canceled in exchange for payment with respect to each such Unit immediately prior to its cancellation in (a) cash, (b) stock of the Company or the Acquiror or (c) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control (subject to any required tax withholding).  Such payment shall be made as soon as practicable following the Change in Control.

10.           ADJUSTMENTS FOR CHANGES IN CAPITAL STRUCTURE.

Subject to any required action by the stockholders of the Company, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate adjustments shall be made in the number of Units subject to the Award and/or the number and kind of shares to be issued in settlement of the Award, in order to prevent dilution or enlargement of the Participant’s rights under the Award.  For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.”  Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number.  Such adjustments shall be determined by the Committee, and its determination shall be final, binding and conclusive.

11.           RIGHTS AS A STOCKHOLDER OR EMPLOYEE.

The Participant shall have no rights as a stockholder with respect to any shares which may be issued in settlement of this Award until the date of the issuance of a certificate for such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 10.  If the Participant is an Employee, the Participant understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between a Participating Company and the Participant, the Participant’s employment is “at will” and is for no specified term.  Nothing in this Agreement shall confer upon the Participant any right to continue in the Service of a Participating Company or interfere in any way with any right of the Participating Company Group to terminate the Participant’s Service at any time.

12.           LEGENDS.

The Company may at any time place legends referencing any applicable federal, state or foreign securities law, including Local Law, restrictions on all certificates representing shares of stock issued pursuant to this Agreement.  The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to this Award in the possession of the Participant in order to carry out the provisions of this Section.

13.           MISCELLANEOUS PROVISIONS.

13.1         Termination or Amendment.  The Committee may terminate or amend the Plan or this Agreement at any time; provided, however, that except as provided in Section 9 in connection with a Change in Control, no such termination or amendment may adversely affect the Participant’s rights under this Agreement without the consent of the Participant unless such termination or amendment is necessary to comply with applicable law or government regulation.  No amendment or addition to this Agreement shall be effective unless in writing.

13.2         Nontransferability of the Award.  Prior the issuance of shares of Stock on the applicable Settlement Date, neither this Award nor any Units subject to this Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution.  All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

13.3         Further Instruments.  The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

13.4         Binding Effect.  This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.

13.5         Delivery of Documents and Notices.  Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by a Participating Company, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature to the Grant Notice or at such other address as such party may designate in writing from time to time to the other party.

(a)           Description of Electronic Delivery.  The Plan documents, which may include but do not necessarily include: the Plan, the Grant Notice, this Agreement, the Plan Prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically.  In addition, the Participant may deliver electronically the Grant Notice to the Company or to such third party involved in administering the Plan as the Company may designate from time to time.  Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

(b)           Consent to Electronic Delivery.  The Participant acknowledges that the Participant has read Section 13.5(a) of this Agreement and consents to the electronic delivery of the Plan documents and Grant Notice, as described in Section 13.5(a).  The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing.  The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails.  Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails.  The Participant may revoke his or her consent to the electronic delivery of documents described in Section 13.5(a) or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail.  Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 13.5(a).

13.6         Integrated Agreement.  The Grant Notice, this Agreement and the Plan, together with the Superseding Agreement, if any, shall constitute the entire understanding and agreement of the Participant and the Participating Company Group with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties among the Participant and the Participating Company Group with respect to such subject matter other than those as set forth or provided for herein or therein.  To the extent contemplated herein or therein, the provisions of the Grant Notice and the Agreement shall survive any settlement of the Award and shall remain in full force and effect.

13.7         Applicable Law.  This Agreement shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.  For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties as evidenced by this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of the County of Santa Clara, California, or the federal courts of the United States for the Northern District of California, and no other courts, where this Agreement is made and/or performed.

13.8         Counterparts.  The Grant Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

TRUST AGREEMENT

(the “Agreement”)

Effective as of January 1, 2006

by and between

Zoran Corporation

of 1390 Kifer Road, Sunnyvale, California 94086, USA

(the “Parent Company”)

of the first part;

and

Zoran Microelectronics Ltd.

of Advanced Technology Center, Haifa 31024, Israel

(the “Company”)

of the second part;

and

S. Friedman & Co. (Trust) 1992 Ltd.

of 1 Matam Towers, Advanced Technology Center, Haifa

(the “Trustee”)

of the third part;

WHEREAS

the Parent Company has adopted certain option and restricted stock unit plans for its employees, directors and advisors, attached hereto as Annex A (the plans, jointly with their annexes pertaining to Israeli employees, are referred to herein as the “Plans”), for the allotment of options and restricted stock units (jointly herein: “Options”) to, inter alia, the Israeli employees of the Parent Company, the Company and their affiliates (the “Employees”); and

WHEREAS

the Parent Company has granted Options to Employees pursuant to the provisions of Section 102 of the Israeli Income Tax Ordinance [New Version], 1961 (“ITO”), both under its pre-2003 and post-2003 versions; and

WHEREAS

the Parent Company wishes to grant in the future, from time to time, Options to Employees pursuant to the then-current provisions of Section 102 of the ITO in the “Capital Gains Path”, as defined in Section 102; and

WHEREAS

under the Plans and the applicable tax rules pertaining to the Options granted to the Employees, the Options are to be issued in the name of a trustee or to be held by a trustee or in its control, as applicable, so that such trustee shall exercise dominion over the Options in trust until the end of the holding period according to the terms and conditions set forth in Section 102, the rules promulgated thereunder, the Plans, any specific agreement between the Company and the Israeli Taxes Authority and this Agreement (hereinafter the “End of the Holding Period”); and

WHEREAS	the Company wishes to appoint the Trustee as the trustee for the Options; and

WHEREAS	the Trustee has agreed to act as a trustee to the Plans pursuant to the ITO, the Rules, the Plan and this Agreement;

NOW THEREFORE it is hereby agreed between the parties as follows:

1.                            Recitals and Exhibits, Definitions

1.1.                    The Recitals to this Agreement and the Annexes attached hereto form an integral part hereof.

1.2.                    The following terms shall have the meaning ascribed to them herein, unless otherwise provided for in this Agreement:

“Tax Rules”

means Section 102 of the ITO, the regulations and rules promulgated thereunder (as revised from time to time) and any ruling agreement between the Company and the Israeli Taxes Authority, all as applicable to any specific grant of Options;

“Holding Period”	means the minimal holding period required under the Tax Rules applicable to each Option;

“Grant Agreement”	means an agreement between the Company and an Employee governing the grant of Options to the Employee;

2.                            Appointment

Subject to the approval of the Israeli Taxes Authority, the Parent Company and the Company hereby appoint the Trustee as trustee for the Plans.

To remove any doubt, this Agreement does not pertain to, nor derogate from, any arrangements between the Parties with respect to options granted to Employees under plans other than those attached in Annex A hereto.

3.                            Trust Procedures and Reports

3.1.                    The Company and the Trustee shall cooperate to ensure compliance with the Tax Rules with respect to new grants of Options to Employees, and in particular in the timely filing of any required notices regarding such grants.

3.2.                    As soon as practical after the grant of Options to Employees, the Company shall provide the Trustee with the Grant Agreement signed by the Employee to whom the Options have been granted. The Grant Agreement shall include, inter alia, the Optionee’s consent to the terms and conditions of this Agreement.

3.3.                    The Trustee shall maintain a trust account with Israel Discount Bank Ltd. or in one or more accounts with another establishment designated by the Company (the “Trust”), to which all proceeds from the exercise of Options shall be transferred and from which such proceeds shall be dispersed to the Employees after the Company and the Trustee ensure that the taxes due have been paid.

3.4.                    In the event the Parent Company grants, in accordance with the Plans, an Employee rights to purchase shares or if bonus shares are issued to an Employee, in connection with Options originally granted (the “Additional Shares”) then all such Additional Shares shall be subject to the terms applicable to the original Options, in respect of which the Additional Shares were allocated under the Plans, the Tax Rules and this Agreement.

3.5.                    The Trustee hereby undertakes to maintain control of the Options until the end of the applicable Holding Period. Without derogating from the aforesaid, the Trustee shall continue to maintain control over the Options (or any shares received upon their exercise) after the end of the Holding Period until their release at the request of the Employee, subject to this Agreement and the relevant Plan.

3.6.                    The process of exercise of the Options and sale of the shares upon such exercise shall be established in writing between the Company and the Trustee from time to time, provided that such process shall be in accordance with the Tax Rules.

The Trustee acknowledges that it is aware of the fact that the Parent Company has instituted a system for on-line option exercise and sale by its employees, including the Employees, administrated by E*Trade and supervised by the Parent Company.  The Parent Company and the Company hereby warrant that adequate measures will be taken to ensure the Trustee’s control over the Options, any securities resulting from their exercise and any proceeds from the sale of the same, and acknowledge that the provisions of section 4 below shall apply to the reports generated by that system.

3.7.                    By January 31 of each year, the Company shall transfer to the Trustee all the required documents in order to complete the Annual Report to the Israeli Tax Authority (“Annual Report”). By no later than February 20 of each year, the Trustee shall furnish the Company with a draft of the Annual Report and the Company shall deliver its written approval or comments by no later than on March 20. The Trustee shall submit the Annual Report to the Taxes Authority by no later than March 31.

4.                            Liability of the Trustee

4.1.                    The Trustee may act in reliance upon, and shall incur no liability for or in respect of any action taken or omitted to be taken or any implication or result of such act or omission in reliance upon, any notice, direction, consent, certificate, or other document or electronically transmitted message received by the Trustee which appears to be signed by or originated from the Company, the Parent Company, their representatives and consultants, or the Employee. The Trustee may assume the authenticity of all originals or copies thereof, the genuineness of all signatures and the due authenticity and authority of all persons executing or providing such documents and messages and the due execution and delivery thereof. The Trustee may act in reliance upon copies of originals presented to him. The Trustee may assume that all facts communicated to the Trustee by the Company and/or the Employee are true and correct.

4.2.                    Without derogating from the foregoing, the Trustee may, but is in no way obligated to, perform independent inquiries in order to supervise the performance of the Plan and related agreements, including: (i) verification with Employees, the Parent Company’s transfer agent and any other person it deems fit, (ii) request of documents and written or verbal confirmations, with which the Company shall comply.

4.3.                    The Trustee shall not be responsible for any failure by the Company or the Employees to comply with any of their respective covenants contained in this Agreement, the Plan, the Tax Rules, the Grant Agreements or any other agreement.

4.4.                    Notwithstanding anything to the contrary contained herein, if the Trustee shall be uncertain as to its duties or rights hereunder, shall receive any notice, advice, direction or other document with respect to this Agreement which, in its opinion, is or may be in conflict with any of the provisions of this Agreement or applicable law, or should it be advised that a dispute has arisen with respect to the Options, or right of possession of the Options or any part thereof (or as to the delivery, non-delivery, or content of any notice, advice, direction or other document), the Trustee shall be entitled (but not obligated), without any liability or obligation to anyone, to refrain from taking any action other than to use its best efforts to keep the Options safely until the Trustee shall be directed otherwise in writing by all the interested parties or by an order, decree or judgment of a court of competent jurisdiction which has been finally affirmed on appeal or which by lapse of time or otherwise is no longer subject to appeal, but the Trustee shall be under no duty to institute or to defend any proceeding, although it may institute or defend the same.

5.                            Waiver and Indemnification

By signing this Agreement or the Grant Agreement, as applicable, the Parent Company, the Company and the Employee confirm and consent that the Trustee shall not be liable for, and each of the Parent Company, the Company and the Employee irrevocably waives any right, demand or claim against the Trustee pertaining to or in connection with: (i) any act, omission or default pertaining to the Plans, the Options or the performance of the trust prior to the commencement of the Trust by the Trustee; (ii) the commencement of the Trust by the Trustee; (iii) the performance of the trust by the Trustee; or (iv) termination of the Trust, except for cases of gross negligence or willful misconduct by the Trustee.

Without derogating form the above, the Parent Company, the Company and the Employee shall fully indemnify and compensate the Trustee for any loss, damage, cost or expense (including reasonable legal fees and expenses sustained by the Trustee in connection therewith), resulting from or connected with its actions (or omissions) as Trustee, except for cases of gross negligence or willful misconduct by the Trustee.

6.                            Adding Additional Parties

The Parties acknowledge that the Parent Company has, and may have in the future, additional Israeli subsidiaries which it may wish to add to this Agreement, and have the Trustee act as trustee for the options granted to such subsidiaries’ Israeli employees under the Tax Rules pertaining to these options, subject to the terms and conditions hereof. The Parent company, the relevant subsidiary and the Trustee shall execute a rider agreement, according to which the subsidiary shall become a Party to this Agreement, and the company hereby consents in advance to such addition.

7.                            Termination

7.1.                    The Trustee shall be entitled to resign from its position as trustee at such time as it sees fit by giving at least sixty (60) days’ prior written notice to the Parent Company and the Company to that effect, subject to the approval of the tax authorities (hereinafter: “Date of Resignation”), if such an approval is required, which the Parent Company and the Company shall make all reasonable efforts to obtain.

7.2.                    The Parent Company and the Company shall be entitled to remove the Trustee from its position, subject to the approval of the tax authorities (which the Parent Company and the Company shall make all reasonable efforts to obtain if such an approval is required), at such time as they see fit upon giving at least sixty (60) days’ prior written notice to the Trustee.

7.3.                    The Trustee shall cooperate with the Parent Company and the Company in the execution of the replacement of the Trustee by the appointment of a new trustee, and shall take any reasonable required action to consummate such an appointment, provided, however, that the Trustee shall bear no expenses in connection with said appointment.

Upon resignation or removal of the Trustee as aforesaid, the Trustee shall deliver to the new trustee the Options and any shares and any cash in its possession or control, in order that the new Trustee may hold the same upon trust for the Employees. Likewise, the Trustee shall deliver to the new trustee all information in its possession in connection with the trusteeship created under this Agreement.

7.4.                    The provisions of sections 4 and 5 hereof shall survive the termination of the Trust and this Agreement.

8.                            Governing Law and Jurisdiction

8.1.                    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Israel, without giving effect to its rules regarding conflict of laws.

8.2.                    The exclusive venue for litigation on any matter relating to this Agreement shall be the court with competent jurisdiction in the District of Tel Aviv, Israel.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first above written:

Zoran Corporation		Zoran Microelectronics Ltd.
By:		By:
Name:	Karl Schneider	Name:	Karl Schneider
Title:	SVP and C.F.O	Title:	C.F.O

S. Friedman & Co. (Trust) 1992 Ltd.
By:
Name:
Title: